Exhibit 99.1

NEWS RELEASE

Editorial Contact:

Carole Murchison

Synopsys, Inc.

650-584-4632

carolem@synopsys.com

Investor Contact:

Lisa Ewbank

Synopsys, Inc.

650-584-1901

Synopsys EVP of Business Operations and Chief Administrative Officer
Brian Beattie to Retire in 2017

MOUNTAIN VIEW, Calif., January 30, 2017 – Synopsys, Inc. (Nasdaq:SNPS) today announced that Brian Beattie, EVP of business operations and chief administrative officer, will retire effective December 22, 2017.

Mr. Beattie joined Synopsys in 2006 as chief financial officer and served in that capacity until 2014, when Trac Pham was promoted to CFO and Mr. Beattie assumed the additional responsibilities of CAO. The transition will occur in two phases: Mr. Beattie will remain CAO through the end of the second fiscal quarter, at which time he will transition to an executive advisory position through the end of the calendar year. During his retirement, Mr. Beattie intends to remain active in the technology community and add to his board work at Lattice Semiconductor by joining additional boards and pursuing other professional endeavors.

“Brian has been a strong member of our senior leadership team for the past 11 years,” said Aart de Geus, chairman and co-CEO. “During Brian’s tenure as CFO and CAO, Synopsys’ revenue has more than doubled from $1B to $2.4B, with healthy annual growth. Brian and his team have completed many critical merger and acquisition activities and he has built a strong and effective finance and business operations team capable of scaling as we move forward. We are all grateful for his contributions and wish him well in this next chapter.”

“It has been an honor to serve as the leader of our business operations team and as CFO of Synopsys. I am extremely grateful for the support of the board, our executive team and our employees,” said Mr. Beattie. “Synopsys is a clear Silicon to Software leader, and will continue to succeed due to the incredibly talented individuals at Synopsys. I am proud of what we have accomplished and am excited about Synopsys’ future.”

About Synopsys

Synopsys, Inc. (Nasdaq: SNPS) is the Silicon to Software™ partner for innovative companies developing the electronic products and software applications we rely on every day. As the world’s 15th largest software company, Synopsys has a long history of being a global leader in electronic design automation (EDA) and semiconductor IP and is also growing its leadership in software security and quality solutions. Whether you’re a system-on-chip (SoC) designer creating advanced semiconductors, or a software developer writing applications that require the highest security and quality, Synopsys has the solutions needed to deliver innovative, high-quality, secure products. Learn more at www.synopsys.com.

###